SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  May 14 2008

INTERNATIONAL STEM CELL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-51891	20-4494098
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2595 Jason Court, Oceanside, California 92056
(Address of principal executive offices, including zip code)

(760) 940-6383
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CAR 240.13e-4(c))

ITEM 1.01         ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 14, 2008, to obtain funding for working capital, International Stem Cell Corporation (the “Company”) entered into a Securities Purchase Agreement with an accredited investor for the issuance (for total consideration of $850,000 minus certain expenses of the purchaser) of an OID Senior Secured Convertible Note and warrants.    The note was for $1,000,000 (and was issued with a 15% original issue discount) and is due and payable on or before January 31, 2009.  The note is convertible into shares of common stock of the company at the rate of $0.50 per share.   The note is guaranteed by the subsidiaries of the Company and secured by certain patents and patent applications.  The warrants permit the holder to purchase up to 2,000,000 shares of common stock from the Company at $0.50 per share until five years from the issuance of the warrants. The note and the warrants contain anti-dilution clauses whereby, (subject to the exceptions contained in those instruments) if the Company issues equity securities or securities convertible into equity at a price below the respective conversion price of the note or exercise price of the warrant, such conversion and exercise prices shall be adjusted downward to equal the price of the new securities.

ITEM 3.02   UNREGISTERED SALES OF EQUITY SECURITIES

Please see the information contained in Item 1.01.

ITEM 9.01 Financial Statements and Exhibits.

(d) EXHIBITS

Exhibit No.	Exhibit Description

10.1	Securities Purchase Agreement
10.2	Senior Secured Convertible Note
10.3	Common Stock Purchase Warrant
10.4	Subsidiary Guarantee
10.5	Security Agreement
10.6	IP Security Agreement – Lifeline
10.7	IP Security Agreement – International Stem Cell Corporation (California)

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

International Stem Cell Corporation

	By:	/s/ William B. Adams
William B. Adams
Dated: May 15, 2008		Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

10.1	Securities Purchase Agreement
10.2	Senior Secured Convertible Note
10.3	Common Stock Purchase Warrant
10.4	Subsidiary Guarantee
10.5	Security Agreement
10.6	IP Security Agreement – Lifeline
10.7	IP Security Agreement – International Stem Cell Corporation (California)